Employment Agreement

Agreement dated as of June 30, 2005, by and between BrandPartners Group, Inc, Inc., a Delaware corporation (the “Company”) and Suzanne M. Verrill (the “Employee”).

WHEREAS, the Company desires to employ the Employee with the Company on the terms and conditions set forth in this Agreement; and

WHEREAS, the Employee desires to be so employed and has agreed to enter into this Agreement.

1. Term of Employment. The Company agrees to employ the Employee and the Employee agrees to serve in the employ of the Company, for a term commencing the date hereof and ending December 31, 2005 unless sooner terminated or extended as herein provided. The term shall automatically be extended for one (1) additional year periods effective January 1, 2006 and annually thereafter, unless either party provides the other with written notice not later than ninety (90) days prior to the expiration of the term, as extended, of its selection not to extend the term.

2. Position and Duties. During the term, the Employee shall be employed as Executive Vice President, Finance and Chief Financial Officer, reporting to the Chief Executive Officer. Employee’s responsibilities shall include managing the financial business units, revenues and profit and loss (gross margin basis) responsibility, and other duties consistent with Employee’s title and role as determined from time to time by the Chief Executive Officer.

3. Compensation and Benefits. In partial consideration of Employee’s performance of the services and observance of the covenants set forth herein, the Company shall pay the Employee, and the Employee shall accept, the compensation and benefits described on Schedule A attached hereto and incorporated herein by reference.

4. Non-Disclosure, Non-Disparagement and Non-Competition. Employee acknowledges that, in the course of Employee’s employment, Employee has had and will have access to and has been and will become aware of and informed of confidential and/or proprietary information that is a competitive asset of the Company. It is understood and agreed upon between the Employee and the Company that, during the course of Employee’s employment with the Company and continuing thereafter for a period of six (6) months with regard to (a) and (b), fifteen (15) months with regard to (c) and (d) below, and indefinitely with regards to (e) below, neither Employee nor Employee’s agent(s) shall:

(a) engage, directly or indirectly, whether as a principal, agent, employee, representative, shareholder (other than an investment of not more than 5% of the stock or equity of any corporation, the capital stock of which is publicly traded) or otherwise, in any activity or business venture, including but not limited to the manufacture or sale of any products or services directed toward the financial services industry, which is in competition with the Company; or

(b) solicit, entice, endeavor to solicit or entice or employ, directly or indirectly, any person who was a director, officer, employee or consultant to the Company at the time that the Employee’s employment with the Company terminates, who by reason of such position is in possession of any confidential information or trade secrets relating to the business of the Company, either on Employee’s own account or for any person, firm, corporation or other organization, whether or not such person would commit any breach of such person’s agreement by reason of leaving the service of the Company; or

(c) disclose or divulge to any person, firm, corporation, or other organization any of the Company’s non-public information concerning customers or employees; or

(d) take any action or make any statement to the effect of which would be, directly or indirectly, to impair the goodwill of the Company or any of its subsidiaries, or the business reputation or good name of the Company or any of its subsidiaries to make any other statement which would otherwise be detrimental to the interest of the Company, including, without limitation, any action or statement intended, directly or indirectly, to benefit a competitor of the Company or any of its subsidiaries; or

(e) disclose or divulge to any person, firm, corporation, or other organization any of the Company’s trade secrets.

5. Termination. (a) Subject to the other terms and conditions hereof, the Employee’s employment under this Agreement shall terminate upon the expiration of the term, or, if earlier, upon the earliest to occur of any of the following events:

(i) Upon the death of the Employee, as follows: If the Employee shall die during the term, this Agreement shall terminate on the date of Employee’s death and Employee’s estate shall be entitled to receive Employee’s base salary at the rate provided in Schedule A hereto to the end of the calendar month in which Employee’s death occurs, if not already paid, and bonus or earn out, if any, for the fiscal year prior to the date Employee’s death occurs, if not already paid, and for the fiscal year in which Employee’s death occurs, on a prorated basis up until the date of Employee’s death, payable in accordance with Company policies then in effect.

(ii) Upon the disability of the Employee as follows: if, in the written opinion of a qualified physician selected by the Company, the Employee shall become unable to perform his/her duties hereunder due to physical or mental illness, and has failed, because of such illness, to render, for 90 days out of any 180-day period, services of the character contemplated by this Agreement, the Company may terminate the Employee’s employment upon written notice to the Employee. In such event, the Employee shall be entitled to receive Employee’s base salary at the rate provided in Schedule A hereto to the end of the calendar month in which the termination occurs, and bonus, if any, for the fiscal year prior to the date Employee’s termination occurs, if not already paid, and for the fiscal year in which Employee’s disability occurs, on a prorated basis up until the date of termination, payable in accordance with Company policies then in effect.

(iii) For Cause, as follows: The Company may terminate the Employee’s employment for cause, upon written notice to the Employee, subject to the Employee’s ability to cure as set forth below. As used in this Agreement, cause shall mean (A) a conviction or plea of guilty or not contendre to a felony or a misdemeanor (or summary conviction offense) involving moral turpitude, or (B) any act or omission of the Employee which (i) constitutes a material breach by the Employee of this Agreement, or (ii) is a willful violation of Company policy in effect from time to time, to (iii) constitutes a material breach of the Employee’s fiduciary duties, or (iv) is a statement or act by the Employee which violates the Company’s personnel policies then in effect or which reasonably might expose the Company to any claim or legal action, or (v) is an act or failure to perform any act (other than in good faith) to the detriment of the business of the Company. In the event of a termination pursuant to this Section 5(a)(iii), the Employee shall be entitled to receive only Employee’s base salary at the rate provided in Schedule A hereto through the date of termination. Prior to termination for cause, the Company shall give the Employee ten (10) days prior written notice of its intent to terminate the Employee’s employment for cause. Such notice shall set forth in reasonable detail the basis giving rise to cause. The Employee shall have the right, if the basis for such cause is curable, to cure the same within a reasonable period of time after the date of such written notice, provided that the Employee begins to cure within ten (10) days of the date of such written notice and diligently prosecutes such efforts thereafter.

(iv) Without cause, as follows: The Company may terminate the Employee’s employment without cause, at any time, upon written notice to the Employee. In such an event, the Employee shall be entitled to receive Employee’s base salary at the rate in effect on the date of termination for a six month period from the date of termination, and bonus, if any, for the fiscal year prior to the date Employee’s termination occurs, if not already paid, and for the fiscal year in which Employee’s termination occurs, on a prorated basis up until the date of Employee’s termination.

(v) For Good Reason, as follows: The Employee may terminate his/her employment for Good Reason (as defined below) as provided below. In such an event, the Employee shall be entitled to the same termination benefits as would have been payable in the event of a termination without cause as set forth in Section 5(a)(iv) above, subject to the Company’s ability to cure as set forth below. For purposes of this Agreement, termination for “Good Reason” shall mean termination for reason of (A) a material change in Employee’s, duties or responsibilities as set forth in this Agreement, or (B) a reduction in the compensation or benefits payable to the Employee, except in the case that such reduction is in conjunction with a Company-wide reduction; or (C) a material breach of this Agreement by the Company; or (D) the relocation of the Employee’s primary place of business outside of a fifty (50) mile radius of such primary place of business without the Employee’s prior written consent.

(vi) The Employee may terminate his/her employment without Good Reason under this Agreement at any time upon fourteen (14) days prior written notice to the Company.

(b) Other than as set forth in this Section 5, the Employee or estate of the Employee shall not be entitled to any benefits or compensation whatsoever from the Company or its affiliates upon or alter termination or expiration of this Agreement, other than as required or permitted by law.

6. Injunctive Relief. Because the remedy at law for any breach of the provisions contained in paragraph above would be inadequate, Employee hereby consents, in the case of any such breach, to the granting by any court of competent jurisdiction all equity powers including but not limited to pre-judgment injunctive relief. In the event of a breach or threatened breach of paragraph 4 of this Agreement, it is hereby agreed that the Company shall be entitled to an injunction or similar equitable relief restraining the commission or continuation of any such breach by granting specific performance of any act required to be performed, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security. In the event that either party shall bring an action to enforce the terms contained in paragraph 4 of this Agreement, the successful party to such action shall be entitled to recover the costs of litigation, including reasonable attorney’s fees.

7. Successors. This Agreement shall be binding upon and shall insure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns. This Agreement shall not be assignable by the Employee.

8. Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Employee by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties hereto agree that this Agreement shall be in effect as of the date hereof and shall supersede and be in lieu of any and all prior agreements or understandings regarding the employment of the Employee, whether verbal or written.

9. Severability. Enforcement. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

10.  Governing Law. The parties agree that the courts of New Hampshire shall have nonexclusive jurisdiction over the enforcement and interpretation of this Agreement and that New Hampshire law shall apply.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

BrandPartners Group, Inc.

By:
James F. Brooks, Chief Executive Officer and President

Suzanne M. Verrill

SCHEDULE A

ANNUAL SALARY$135,000.00

OTHER BENEFITS
Employee shall be eligible for vacation, sick/personal days, health, dental, disability and life insurance and 401(k) profit sharing made available by the Company to its employees from time to time as described in the attached summary. All Company insurance plans and contracted insurance carriers are subject to change, as management deems necessary or advisable.

VACATION
Employee shall be entitled to five (5) weeks of paid vacation annually, accrued in accordance with Company policy.

BONUS
If the EBITDA for the Company’s operating subsidiaries (BrandPartners Retail, Inc.; BrandPartners Europe, Ltd; and Grafico, Incorporated) is less than $9.75 million for fiscal year 2005, a bonus for calendar year 2005, if any, will be at the discretionary recommendation of the Company’s Compensation Committee, subject to Board approval. If the EBITDA for the Company’s operating subsidiaries (BrandPartners Retail, Inc.; BrandPartners Europe, Ltd; and Grafico, Incorporated) is equal to or greater than $9.75 million for fiscal year 2005, then in that event, the bonus for calendar year 2005 shall be a minimum of 20% of Annual Salary. However, the Company’s Compensation Committee may, in its discretion, recommend a bonus greater than 20% of Annual Salary, which recommendation is subject to Board approval.